UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 3, 2014 (June 2, 2014)

BROOKDALE SENIOR LIVING INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32641	20-3068069
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Westwood Place, Suite 400, Brentwood, Tennessee	37027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(615) 221-2250

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Wesley R. Edens and Randal A. Nardone

On June 2, 2014, affiliates of certain funds managed by affiliates of Fortress Investment Group LLC (“Fortress Stockholders”) completed a sale of all of the shares of common stock of Brookdale Senior Living Inc. (the “Company”) held by them (the “Fortress Sale”). Pursuant to the letter agreement entered into with the Fortress Stockholders in connection with the Company’s previously announced Agreement and Plan of Merger, dated as of February 20, 2014, by and among the Company, Broadway Merger Sub Corporation and Emeritus Corporation, immediately following the completion of the Fortress Sale, Wesley R. Edens and Randal A. Nardone resigned as members of the Company’s Board of Directors (the “Board”). Each of Messrs. Edens and Nardone had been a designee of the Fortress Stockholders to the Board pursuant to the stockholders agreement, dated as of November 28, 2005 (as amended, the “Fortress Stockholders Agreement”), by and among the Company and the stockholders named therein, which Fortress Stockholders Agreement automatically terminated in accordance with its terms upon the completion of the Fortress Sale. Mr. Edens had served as a Class I director (with a term to expire at the Company’s 2014 Annual Meeting of Stockholders) and Mr. Nardone had served as a Class II director (with a term to expire at the Company’s 2016 Annual Meeting of Stockholders).

T. Andrew Smith

On June 3, 2014, the Board appointed T. Andrew Smith, the Company’s Chief Executive Officer, to the Board as a Class I director. As previously disclosed, Mr. Smith’s employment agreement with the Company, dated as of February 11, 2013, provides for the Company to nominate Mr. Smith for election to the Board upon the occurrence of the first vacancy on the Board following the commencement of the employment agreement (and, in any event, no later than the Company’s 2014 Annual Meeting of Stockholders). As an affiliated director, Mr. Smith will not receive any compensation from the Company for service as a member of the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2014	BROOKDALE SENIOR LIVING INC.

	By:	/s/ Chad C. White
Name: Chad C. White
Title: Vice President, Co-General Counsel and Secretary

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